PowerShares DB Gold Double Long ETN
PowerShares DB Gold Short ETN
PowerShares DB Gold Double Short ETN

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB
Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the
"PowerShares DB Gold ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index- Optimum Yield Gold(TM)(the "Index") which is designed to reflect the performance of certain gold futures contracts plus the returns from investing in 3 month United States Treasury bills.

Investors can buy and sell PowerShares DB Gold ETNs at market price on the NYSE
Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to
$0.03 per security.

Financial Details

Financial Details
                                      DGP                DGZ               DZZ              -
Last Update                           11/7/2008          11/7/2008         11/7/2008        -
                                      4:02 PM EST        4:15 PM EST       4:14 PM EST
Price                                 13.20              31.70             38.08            -
Indicative Intra-day Value            13.08              31.70             38.30            -
Last End of Day RP Value              13.079             31.699            38.297           -
Last Date for End of Day Value        11/7/2008          11/7/2008         11/7/2008        -

Index History(1) (Growth of $10,000)

PowerShares DB Gold ETN &          Fund Performance & Index History (%)(1)
Index Data                         As of 9/30/2008                              1 Year    3 Year      5 Year  10 YearInception
                                                                                 23.99     36.78      28.06     16.03      -21.70
Ticker Symbols                     Index                                        -13.32    -14.40     -12.02     -6.76       10.27
Gold Double Long    GP
Gold Short          GZ             Deutsche Bank Liquid Commodity Index-
Gold Double Short   ZZ             Optimum Yield Gold(TM) +2x Levered
                                   Deutsche Bank Liquid Commodity Index-
Intraday Indicative Value          Optimum Yield Gold(TM) -1x Levered

Symbols
Gold Double Long               DGPIV
Gold Short                     DGZIV
Gold Double Short              DZZIV

CUSIP Symbols
Gold Double Long           25154H749
Gold Short                 25154H731
Gold Double Short          25154H756

Details
ETN price at listing          $25.00
Inception date               2/27/08
Maturity date                2/15/38
Yearly investor fee            0.75%
Listing exchange           NYSE Arca
Index symbol                  DGLDIX

Issuer
Deutsche Bank AG, London Branch

Long-term Unsecured Obligations(3)
S&P rating                        AA
Moody's rating                   Aa1

Risks
o Non-principal protected o Leveraged losses o Subject to an investor fee o
Limitations on repurchase o Concentrated exposure to Gold

Benefits o Leveraged and short notes o Low cost o Intraday access o Listed o
Transparent

Deutsche Bank Liquid Commodity Index-      -28.83   -31.37   -26.53   -17.42   18.85
Optimum Yield Gold(TM) -2x Levered

Comparative Indexes(2)
S&P 500 Index                              -21.98     0.22     5.17     3.06  -13.65
Lehman U.S. Aggregate Bond Index             3.65     4.15     3.78     5.20   -0.56
Index Weights
As of 11/7/2008
Commodity                               Contract Expiry Date               Weight (%)
Gold                                               1/28/2009                       80
Gold                                              12/29/2008                       20
Source: DB, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance. PowerShares DB Gold ETN hypothetical historical performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold
Excess Return(TM) (the "Gold Index") plus the monthly returns from the DB
3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the repurchase value formula applied to the PowerShares DB Gold ETNs less the investor fee. The Gold Index is intended to reflect changes in the market value of certain gold futures contracts and is comprised of a single unfunded gold futures contract. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS. For current Index and PowerShares DB Gold ETN performance go to http://dbfunds.db.com/notes.

(2)The S&P 500 is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is a
measurement of change in bond market conditions based on the performance of a specified group of bonds.

(3)The PowerShares DB Gold ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB
Gold ETNs.

An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the

Tax Treatment(4)

applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank
AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG,
London Branch does not address, enhance or affect the performance of the
PowerShares DB Gold ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Gold ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
PowerShares DB Gold ETNs even if the value of the relevant index has increased.
If at any time the redemption value of the PowerShares DB Gold ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Gold ETNs may not be suitable for all investors. The PowerShares DB Gold ETNs are concentrated in gold. The market value of the PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.
The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short
ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.
(4)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

               Deutsche Bank AG, London Branch has filed a registration
               statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche
               Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at
               www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

               Certain marketing services may be provided for these products by
               Invesco Aim Distributors, Inc. or its affiliate, Invesco
               PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

               PowerShares(R) is a registered trademark of Invesco PowerShares
               Capital Management LLC. Invesco PowerShares Capital Management
               LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Gold ETNs' investment objective, risks, charges and expenses carefully before investing.